UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 1, 2016

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4336 Montgomery Ave, Bethesda, Maryland 20814
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code: (301) 983-0998

                                                   N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K
India Globalization Capital, Inc.

August 1, 2016

Item 1.01.  Entry into a Material Definitive Agreement.

On August 1, 2016, India Globalization Capital, Inc. ("IGC") acquired a 10% stake in a 1,000-room luxury hotel development project encompassing 6+ acres in Genting Highlands, Malaysia. Consideration for the transaction was 4,000,000 IGC common shares, valued at an agreed upon fair market value on June 2, 2016, of approximately $1,880,000.
IGC is subscribing to 10% stake in Brilliant Hallmark Sdn. Bhd. ("Brilliant") free and clear of all encumbrances.

Brilliant is a private limited land development company incorporated in Malaysia and has an exclusive Development Agreement with RGF Land Sdn. Bhd. dated April 18, 2016, to develop the land assets set out in the Agreement. IGC, Brilliant, and RGF Land Sdn. Bhd. are also parties to a Tag Along Agreement dated the same date.

The project is located in close proximity to Resorts World Genting, a hill resort destination that features the First World Indoor Theme Park and a casino that draws visitors from regions such as China, Korea and The Middle East. Cabaran Ultima, IGC's project development and management company, will oversee the estimated $262 million venture.

Pursuant to the terms of the Share Subscription Agreement, and subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 of such Agreement, Brilliant shall assign, sell, and transfer to Company 11 shares of Brilliant, which shares constitute 10% of the issued and outstanding shares of Brilliant, post this issuance, with all such interests acquired being free and clear of any and all encumbrances, together with all rights now or hereafter attaching thereto. Likewise, and subject to the terms and conditions set forth in Section 5, in exchange, IGC shall issue to Brilliant the Shares of its common stock, valued at the FMV as of the Valuation Date, on the Closing Date(s) as defined therein.

For convenience, on June 2, 2016, IGC's common stock closing price was $0.475 and the U.S. dollar foreign exchange rate in late New York trading was Malaysian Ringgit $1.00 = US$0.241.

The Share Subscription Agreement provides for a "claw back" clause triggered by the timing in developing the land that would allow IGC to rescind this Agreement and demand return of any shares issued to Brilliant if specific conditions are not met within 24 months of the date of signing of the agreement. Also as part of the protection granted to IGC, the Agreement also stipulates that upon demand, RGF will grant to IGC a 10% ownership interest in RGF, on a fully diluted basis, free and clear of any encumbrances and/or liens, and in exchange, IGC will grant to RGF 10% ownership interest in Brilliant, free and clear of any encumbrances and/or liens, except that IGC may invoke this option only within the first 20 years following execution of this Agreement.
The purchase price was determined as a result of arm's length negotiations between the parties including an independent valuation.  The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Subscription Agreement, the form of which is filed as Exhibit 2.1 to this current report and is incorporated herein by reference.  The shares offered in the acquisition have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
IGC announced the acquisition in a press release issued on August 4, 2016, a copy of which is attached hereto as Exhibit 99.1 and is incorporated in its entirety by reference.

The closing of this acquisition is subject to satisfactory completion of due diligence by IGC, NYSE approval, and possibly IGC stockholders' approval.

Item 9.01  Financial Statement and Exhibits.

 (d) Exhibits.
The exhibits listed in the following Exhibit Index are filed as part of this current report.
Exhibit
Number	Exhibit Description

2.1
Share Subscription Agreement, dated as of August 1, 2016, by and among India Globalization Capital, Inc., Brilliant Hallmark Sdn. Bhd., Incorporated in Malaysia, and Shareholders of Brilliant Hallmark Sdn. Bhd.

99.1	Press release issued by India Globalization Capital, Inc. on August 4, 2016.

India Globalization Capital, Inc.

Date: August 4, 2016	By:	/s/ Ram Mukunda
Ram Mukunda
President and Chief Executive Officer